Exhibit 99.3

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. announces new share repurchase program

for up to $445 million in common shares

New program includes remaining undistributed net proceeds

from sale of Maidstone Bakeries joint-venture interest

OAKVILLE, ONTARIO, (February 23rd, 2011): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced that it has obtained regulatory approval from the Toronto Stock Exchange (TSX) to commence a new share repurchase program for up to $445 million in common shares, not to exceed the regulatory maximum of 14,881,870 shares, representing 10% of the Company’s public float as of February 17th, 2011, as defined under TSX rules. The bid is planned to commence on March 3rd, 2011 and is due to terminate on March 2nd, 2012.

The 2011 repurchase program represents $200 million in cash flow generation and cash-on-hand, and in addition up to $245 million from the remaining undistributed net proceeds from the Maidstone Bakeries sale in October 2010. The net proceeds of $400 million from that sale, after taxes and $30 million allocated to restaurant owners, is expected to be distributed in its entirety by the end of the third quarter of 2011.

The Company’s common shares will be purchased under the program through a combination of a 10b5-1 automatic trading plan as well as at Management’s discretion in compliance with regulatory requirements, and given market, cost and other considerations.

Repurchases will be made on the TSX, the New York Stock Exchange, and/or other Canadian marketplaces, subject to compliance with applicable regulatory requirements.

There can be no assurance as to the precise number of shares that will be repurchased under the share repurchase program, or the aggregate dollar amount of the shares purchased. Tim Hortons may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program will be cancelled.

The maximum number of shares that may be purchased during any trading day may not exceed 25% of the average daily trading volume on the TSX, excluding purchases made by Tim Hortons under its current normal course issuer bid, based on the previous six completed calendar months, for a daily total of 93,920 common shares. This limit, for which there are permitted exceptions, is determined in accordance with regulatory requirements. Under the 2010 program, up to February 17th, 2011, Tim Hortons purchased 8,741,684 shares at an average net price of $39.02. As of February 17th, 2011, we had 167,895,579 common shares outstanding.

Safe Harbor Statement

Certain information in this news release, particularly information regarding expectations and objectives of management, including as they relate to the Company’s intentions regarding the number of shares that may be purchased, or the amount that will be spent to purchase shares under the share repurchase programs, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements.

Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2009 Annual Report on Form 10-K, filed March 4th, 2010, the Quarterly Report on Form 10-Q filed August 12th, 2010, and the Company’s 2010 Annual Report on Form 10-K, expected to be filed on February 25th, 2011 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements.

As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of a material increase in competition within the quick service restaurant segment of the food service industry; the absence of an adverse event or condition that damages our strong brand position and reputation; continuing positive working relationships with the majority of the Company’s franchisees; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; the absence of any material adverse effects arising as a result of litigation; and general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded restaurant chain in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of January 2nd, 2011, Tim Hortons had 3,750 systemwide restaurants, including 3,148 in Canada and 602 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli: (905) 339-6277 or morelli_david@timhortons.com